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                  York Reports Nine Month Results and Seeks to
                   Dismiss Involuntary Petition of Bankruptcy

NEW YORK, Jan 15 / PRNewswire / York Research Corporation / (NASDAQ:YORK) ("York") today reported revenues of $25.4 million and net income of $281,000 or $0.02 per diluted share for the nine month period ended November 30, 2001, compared to revenues of $27.2 million and net income of $2.1 million or $0.14 per diluted share for the comparable nine months in the prior year. For the third quarter ended November 30, 2001, the Company reported revenues of $7.5 million and a net loss of $1.3 million or $0.08 per diluted share, compared to revenues of $10.1 million and net income of $751,000 or $0.05 per diluted share for the comparable quarter in the prior year.

York today filed an answer contesting and seeking to dismiss the previously reported involuntary bankruptcy petition filed against it by certain creditors of NAEC on December 20, 2001. If the bankruptcy court does not dismiss the involuntary petition, and enters an Order for Relief, York would, unless otherwise ordered by the bankruptcy court, become a debtor-in-possession subject to the jurisdiction of the bankruptcy court. The Bankruptcy Code provides that pending the entry of an Order for Relief against York, York may continue to use, acquire or dispose of property as if an involuntary case had not been commenced.

The Company is continuing to negotiate with the holders of the Portfolio Bonds, who have not joined in the bankruptcy petition, and have not exercised any remedies.

York Research Corporation develops, constructs and operates electric production facilities, including those that utilize natural gas as fuel to produce thermal and electric power ("cogeneration") or renewable energy projects primarily converting wind energy into transmittable electric power.

This press release contains forward-looking statements, which are subject to change. The actual results may differ materially from those described in any forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date hereof. Additional information concerning potential factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K for the year ended February 28, 2001, and subsequent Quarterly Reports.

Contact: Dr. Kenneth Melmed, Corporate Communications, York Research Corporation, 280 Park Avenue, Suite 2700W, New York, NY 10017, Telephone (212) 557-6200


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                           YORK RESEARCH CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                                                                  (Unaudited)                             (Unaudited)
                                                               For the Nine Months                     For the Three Months
                                                                Ended November 30,                      Ended November 30,
                                                              -------------------------------------------------------------------
                                                                  2001              2000              2001               2000
                                                              ------------      ------------      ------------       ------------

Revenues                                                      $ 25,447,438      $ 27,190,103      $  7,532,488       $ 10,119,770

Net income (loss)                                             $    280,939      $  2,141,640      $ (1,336,202)      $    750,615


Earnings (loss) per share - Basic                             $       0.02      $       0.14      $      (0.08)      $       0.05

Weighted average number of common shares used in
    computing basic earnings (loss) per share                   16,073,052        15,139,011        16,089,008         15,153,137


Earnings (loss) per share - Diluted                           $       0.02      $       0.14      $      (0.08)      $       0.05

Weighted average number of common shares and
    common shares equivalents used in computing diluted
    earnings (loss) per share                                   17,453,638        15,139,011        16,089,008         15,153,137